Exhibit 99.1

Gain Therapeutics, Inc. Reports Full Year 2021
Financial Results and Business Update

$36.88 Million in Cash as of December 31, 2021, provides runway into second half of 2023 and a strong cash position to transition the Company’s lead program into clinical trials

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Compelling preclinical data presented on lead program GBA1 Parkinson’s Disease at multiple scientific conferences supports transition to clinical stage company with FIH trial by year end

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Entered into multi-target deal with Zentalis Pharmaceuticals to identify novel small molecules for oncology indications

BETHESDA, MD, March 24, 2022 (GlobeNewswire) – Gain Therapeutics, Inc. (Nasdaq: GANX) (“Gain”, or the “Company”), a biotechnology company focused on identifying and optimizing allosteric binding sites that have never been targeted in neurodegenerative diseases and lysosomal storage disorders, today announced its financial results for the full year ended December 31, 2021 and highlighted recent corporate accomplishments.

“Gain finished an extraordinary year of building value and accelerating its lead program to the clinic to provide a potentially disease modifying treatment for patients suffering from GBA1 Parkinson’s Disease,” commented Eric Richman, Chief Executive Officer of Gain. “This program as well as our other programs in our R&D pipeline provide tangible validation of our strategy to target novel allosteric binding sites with small molecules identified with SEE-Tx, our supercomputer-powered computational target and drug discovery platform.”

Recent Developments

◾	Hosted Research and Development Day “Neuroscience and Beyond: Harnessing Computational Technology and Allosteric Modulators to Drug the Undruggable”

◾	Presented preclinical data on its structurally targeted allosteric regulators in GBA1 Gaucher disease at the 2022 World Symposium held on February 7-11 in San Diego, California. The data generated in GD-iPSC-derived dopaminergic neurons show that the administration of the tested compounds leads to an increase the GCase enzyme levels and enables trafficking of the enzyme to the lysosome, where the enzyme depletes the toxic substrate glucosylceramide as well as phosphorylated alpha-synuclein and increases autophagic flux.

◾	Progressed IP portfolio with published patent applications for lead compounds in GBA1 program (Gaucher disease and Parkinson’s disease), GALC program (Krabbe disease), and PCT filing for IDUA program (Mucopolysaccharidosis Type 1).

◾	Strong cash position to advance the Company’s programs. As of December 31, 2021, the Company’s cash position was $36.88 million, compared to $7.49 million as of December 31, 2020.

Upcoming 2022 Milestones

◾	Complete the preclinical development and submit the regulatory dossier to the Human Research Ethics Committee in Australia to initiate a first-in-human (FIH) Phase 1 clinical trial in its GBA1 Parkinson’s disease program.

◾	Advance its GBA1 Gaucher disease program into regulatory toxicology studies;
◾	Announce data from new internally developed allosteric regulator programs; and
◾	Continue to progress its research and discovery programs originating from its SEE-Tx platform across a range of indications, including lysosomal storage diseases (GM1 gangliosidosis and Krabbe), genetically driven metabolic disorders (liver and lung disease) and oncology.

Full Year 2021 Financial Results

For the year-ended December 31, 2021, as compared to the year-ended December 31, 2020:

◾	Revenues were $165 thousand compared to $29 thousand.
◾	Research and development expenses were $7,164 thousand compared to $2,259 thousand.
◾	General and administrative expenses were $6,827 thousand compared to $1,249 thousand.
◾	Total operating expenses were $13,991 thousand compared to $3,508 thousand. Operating expenses include the impact of non-cash stock-based compensation and warrants for $1,873 thousand, compared to $82 thousand.
◾	Net loss was $13,891 thousand compared to $3,578 thousand.
◾	GAAP basic and diluted net loss per share was $1.37, compared to basic and diluted net loss per share of $1.33.

Revenues were $165 thousand for the year ended December 31, 2021, compared to $29 thousand for the same period of 2020. The increase was primarily attributable to a program initiation fee and development services on the first target development program identified under the Zentalis Pharmaceuticals collaboration agreement.

Research and development expenses of $7,164 thousand for the year ended December 31, 2021, compared to $2,259 thousand for the same period of 2020, an increase of $4,905 thousand. The increase in research and development expenses was primarily driven by increased program development activities related to the advancement of the Company’s pre-clinical pipeline, as well as increased personnel-related costs resulting from an increase in employee headcount and the impact of non-cash stock-based compensation that amounted to $344 thousand and $57 thousand as of December 31, 2021, and 2020, respectively.

General and administrative expenses were $6,827 thousand for the year-ended December 31, 2021, compared to $1,249 thousand for the same period of 2020, an increase of $5,578 thousand. This increase was primarily due to increase in expenses for legal fees relating to patent and corporate matters, professional fees for accounting and investor relations as we continue to expand our business and build management infrastructure an increase in personnel-related costs resulting from an increase in employee headcount and the impact of non-cash stock-based compensation that amounted to $495 thousand and $25 thousand and warrants of $1,034 thousand and nil as of December 31, 2021 and 2020, respectively.

As a result of the above, net loss was $13,891 thousand, or $1.37 per share basic and diluted, for the year-ended December 31, 2021, compared to $3,578 thousand or $1.33 per share basic and diluted, for the same period of 2020. The increase in net loss was due to increased research and development expenses, as well as an increase in general and administrative expenses primarily related to investments in the Company’s infrastructure as a publicly traded company.

Cash and cash equivalents were $36.88 million as of December 31, 2021, compared to $7.49 million on December 31, 2020.

Gain Therapeutics, Inc.

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$36,880,673	$7,492,910
Restricted cash	—	11,371
Accounts receivable	—	8,548
Tax credits	113,586	58,017
Prepaid expenses and other current assets	727,785	198,994
Deferred offering costs	—	1,217,988
Total current assets	$37,722,044	$8,987,828

Non-current assets:
Property and equipment, net	105,986	29,633
Internal-use software	202,609	—
Operating lease - right of use assets	901,042	523,080
Restricted cash	31,279	—
Long-term deposits and other non-current assets	22,111	63,817
Total non-current assets	1,263,027	616,530
Total assets	$38,985,071	$9,604,358

Liabilities and stockholder's equity
Current liabilities:
Accounts payable	$560,479	$961,516
Operating lease liability - current	219,137	122,756
Other current liabilities	1,402,600	768,450
Deferred income	266,504	239,483
Loans - short term	103,826	22,626
Total current liabilities	2,552,546	2,114,831

Non-current liabilities:
Defined benefit pension plan	329,458	171,558
Operating lease liability - non-current	695,053	400,324
Loans - long term	590,468	715,656
Total non-current liabilities	1,614,979	1,287,538
Total liabilities	$4,167,525	$3,402,369

Stockholders’ equity
Series A Preferred Stock, $0.0001 par value: nil and 1,185,879 shares issued and outstanding as of December 31, 2021 and December 31, 2020, respectively	—	118
Series B Preferred Stock, $0.0001 par value: nil and 2,965,600 shares issued and outstanding as of December 31, 2021 and December 31, 2020, respectively	—	297
Common Stock, $0.0001 par value: 50,000,000 shares authorized; 11,883,368 and 3,543,163 issued and outstanding as of December 31, 2021 and December 31, 2020, respectively	1,189	354
Additional paid-in capital	55,832,461	13,388,771
Accumulated other comprehensive loss	(90,645)	(152,698)
Accumulated deficit	(7,034,853)	(3,457,171)
Loss of the period	(13,890,606)	(3,577,682)
Total stockholders’ equity	34,817,546	6,201,989
Total liabilities and stockholders’ equity	$38,985,071	$9,604,358

Gain Therapeutics, Inc

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2021	2020
Revenues:
Collaboration revenues	$133,928	$—
Other income	31,066	28,881
Total revenues	164,994	28,881

Operating expenses:
Research and development	(7,164,229)	(2,259,204)
General and administrative	(6,826,938)	(1,249,126)
Total operating expenses	(13,991,167)	(3,508,330)

Loss from operations	(13,826,173)	(3,479,449)

Other income (expense):
Interest income, net	12,495	3,637
Foreign exchange loss, net	(72,920)	(96,484)
Loss before income tax	$(13,886,598)	$(3,572,296)

Income tax	(4,008)	(5,386)

Net loss	$(13,890,606)	$(3,577,682)

Net loss per shares:
Net loss per share attributable to common stockholders - basic and diluted	$(1.37)	$(1.33)
Weighted average common shares - basic and diluted	10,165,404	2,681,408

About Gain Therapeutics, Inc.

Gain Therapeutics, Inc. is transforming the drug discovery paradigm with structurally targeted allosteric regulators identified with its proprietary computational discovery platform SEE-Tx®. The ability to identify never-seen-before allosteric targets on proteins involved in diseases across the full spectrum of therapeutic areas provides opportunities for a range of drug-protein interactions, including protein stabilization, protein destabilization, targeted protein degradation, allosteric inhibition and allosteric activation. Gain’s pipeline spans neurodegenerative diseases, lysosomal storage disorders, metabolic diseases and oncology. Gain’s lead program in Parkinson’s disease has been awarded funding support from The Michael J. Fox Foundation for Parkinson’s Research (MJFF) and The Silverstein Foundation for Parkinson’s with GBA, as well as from the Eurostars-2 joint program with co-funding from the European Union Horizon 2020 research and Innosuisse. For more information, please visit https://www.gaintherapeutics.com

For more information, please visit https://www.gaintherapeutics.com

Cautionary Note Regarding Forward-Looking Statements

This press release contains "forward-looking statements." In some cases, you can identify these statements by forward-looking words such as "may," "might," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of these terms and other comparable terminology. These statements are not historical facts but instead represent the Company's belief regarding future results, many of which, by their nature, are inherently uncertain and outside the Company's control. It is possible that actual results, including with respect to any financial forecast or the possibility of any future regulatory approval or filing, may differ materially from those anticipated in these forward-looking statements due to a number of factors, including but not limited to, risks detailed in the most recent Annual or Quarterly report, as well as discussion of potential risks, uncertainties and other important factors in Gain Therapeutics’s subsequent filings with the Securities and Exchange Commission

New risks and uncertainties arise over time, and it is not possible for us to predict all such factors or how they may affect us. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We are under no duty to update any of these forward-looking statements after the date of this earnings release to conform these statements to actual results or revised expectations. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this earnings release.

Investor & Media Contacts:

Gain Therapeutics Investor Contact:
Daniel Ferry
LifeSci Advisors
+1 (617) 430-7576
daniel@lifesciadvisors.com

Gain Therapeutics Media Contact:
Joleen Schultz
Joleen Schultz & Associates
+1 760-271-8150
joleen@joleenschultzassociates.com